Exhibit 99.1

MONIQUE PARKER CHOSEN TO LEAD PIEDMONT LITHIUM HEALTH,
SAFETY, AND ENVIRONMENT

October 28, 2021 (Business Wire) – Piedmont Lithium Inc., (“Piedmont” or the “Company”) (NASDAQ: PLL; ASX: PLL), a leading developer of lithium hydroxide production to enable the North American electric vehicle supply chain, today announced that Monique Parker has joined the Company as Vice President of Health, Safety, and Environment. Reporting to Chief Operating Officer, David Klanecky, Ms. Parker brings more than a decade of experience managing environmental, health and safety operations for some of the most recognized manufacturers in the United States, such as Albemarle Corporation, Owens Corning, and Unilever. Ms. Parker also acquired several years of experience in other business leadership positions, where she was involved in strategy development, customer relationship management, new product development, operations, logistics and sales, within Albemarle’s Lithium Salts business.

“Monique brings a unique leadership perspective to this role having been involved in multiple business areas beyond health, safety, and environment,” commented Piedmont Lithium President and CEO, Keith Phillips. “When combined with her experience in the lithium space, her holistic view will be extremely important to our organization as we begin to build our integrated operations from the ground up understanding the critical importance of health, safety, and the environment, all of which are fundamental pillars of our operating philosophy.”

Ms. Parker joins Piedmont from Albemarle Corporation where she has held positions ranging from Business Unit HSE Director, Global Quality Director, and Business Process Improvement Director to Senior Global Business and New Product Development Leader. Prior to her time at Albemarle, she held several positions with Owens Corning, including Environmental, Health and Safety Leader where she led environmental and safety programs for multiple sites, executed the company’s environmental permitting process, as well as its programs focused on reducing waste to landfills. Ms. Parker began her career as a Manager of Environmental, Health and Safety with Hexcel Corporation.

Ms. Parker earned her Bachelor of Science in Chemical Engineering from Tennessee Technological University and is credentialed as a Certified Safety Professional (CSP) and an ISO 9001 Lead Auditor.

About Piedmont Lithium

Piedmont Lithium is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, located in the renowned Carolina Tin Spodumene Belt of North Carolina, when combined with equally strategic and in-demand mineral resources, and production assets in Quebec, and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be strategically located to best serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers. Our planned diversified operations should enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. As a member of organizations like the International Responsible Mining Association, and the Zero Emissions Transportation Association, we are committed to protecting and preserving our planet for future generations, and to making economic and social contributions to the communities we serve. For more information, www.piedmontlithium.com.

For further information, contact:

Keith Phillips
President & CEO
T: +1 973 809 0505
E: kphillips@piedmontlithium.com

Brian Risinger
VP – Investor Relations and Corporate Communications
T: +1 704 910 9688
E: brisinger@piedmontlithium.com